Exhibit 10.02

RITTMAN TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) made as of the 21st day of April, 2006 by and among Caraustar Industries, Inc., a North Carolina corporation (“Caraustar”) and Caraustar Mill Group, Inc., an Ohio corporation (“CMG” or “Seller” and, hereinafter together with Caraustar, sometimes the “Caraustar Parties”), and Cascades Boxboard Group - Connecticut LLC, a Delaware limited liability company (the “Buyer”).

W I T N E S S E T H

WHEREAS, on the date hereof the Buyer and the Caraustar Parties (collectively, the “Parties” have entered into a certain option agreement (the “Option Agreement”) granting the Buyer an option to purchase certain assets at the Rittman Mill from the Caraustar Parties, all as more fully described in, and pursuant to a certain asset purchase agreement (the “Purchase Agreement”) in form as annexed to the Option Agreement as Exhibit A. (Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement); and

WHEREAS the Parties acknowledge that the transfer of the Rittman Assets cannot be completed by the Parties on the Closing Date; and

WHEREAS CMG intends to operate the Rittman Mill for a period of between ninety (90) and one hundred twenty (120) days immediately following the date hereof (the “Wind-Up Period”) for the purpose of fulfilling customer orders of Products outstanding as of the date hereof (the “Existing Orders”) and to build sufficient inventory of the grease proof boxboard known as “Statone” in the quantity necessary to meet the Caraustar Parties’ ordinary sales requirements through December 31, 2006, and shut down its boxboard operations at the Rittman Mill in accordance with the provisions hereof; and

WHEREAS at anytime prior to one hundred twenty (120) days from the date hereof the Caraustar Parties may notify the Buyer in writing that the Caraustar Parties desire that the Wind-Up Period shall terminate (a “Wind-Up Termination Notice”), in which event the Wind-Up Period shall terminate five (5) days subsequent to the giving of such Wind-Up Termination Notice.

WHEREAS for up to the first sixty (60) days of such Wind-Up Period CMG intends and shall be permitted to take new customer orders of Products in the ordinary course of business (the “New Orders”); and

WHEREAS it is agreed that the Parties shall be accorded a period of four (4) months immediately following the Wind-Up Period to complete the dismantling and removal of the Rittman Assets (the “Dismantling and Removal Period”, and, together with the Wind-Up Period, the “Transition Period”).

NOW THEREFORE in consideration of the mutual premises and agreements herein contained and in consideration of other good and valuable consideration paid by each of the Parties to the others, the receipt and sufficiency of which is hereby acknowledged by each of them, the Parties agree as follows:

ARTICLE I

TRANSITIONING OF RITTMAN CUSTOMERS

With respect to the Rittman Customers the Parties agree as follows:

(a) Up until June 20, 2006, CMG will operate the Rittman Mill in the ordinary course to obtain and fulfill the New Orders and for the entire Wind-Up Period CMG will operate the Rittman Mill to fulfill the Existing Orders and New Orders and to build sufficient inventory of the grease proof boxboard known as “Statone” in the quantity necessary to meet the Caraustar Parties’ ordinary sales requirements through December 31, 2006;

(b) Within the Wind-Up Period, CMG will give, or will have already given, notice of closure of its boxboard operations at the Rittman Mill to all of the employees of the Business employed at the Rittman Mill as of the Closing and will comply with all applicable termination obligations and legal and regulatory requirements with respect thereto;

(c) With reference to the New Orders and the Existing Orders to be filled during the Wind-Up Period, unless otherwise indicated by the Buyer and/or customer, as listed on the Rittman Customer Lists, CMG will produce the said orders at its facilities and assume the costs and be entitled to the benefits resulting therefrom;

(d) During the Transition Period, the Buyer will be entitled to the benefits (revenues) resulting from orders that it manufactures;

(e) During the Wind-Up Period, CMG and Caraustar shall use reasonable efforts to provide introductions to each customer on the Rittman Customer Lists; provided, however, that nothing in this Agreement shall be deemed to create an obligation, or provide a guarantee by CMG or Caraustar, that such customers will agree to be customers of Buyer;

(f) During the Transition Period, CMG shall continue in full force and effect all existing policies of insurance presently maintained by the Caraustar Parties in respect of the Rittman Assets and shall notify the Buyer immediately of the cancellation or notice of impending cancellation in respect of same;

(g) During the Transition Period, CMG shall not do or omit to do any act or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation which is material to the Rittman Assets, or which will cause any material breach of any representation, warranty, covenant or agreement made by CMG herein and/or in the Purchase Agreement upon its execution;

(h) CMG, during the Wind-Up Period, shall operate the Rittman Equipment with the same diligence as a reasonable and prudent owner would, shall provide utilities required in connection with the use thereof at CMG’s cost, and, during the Transition Period, shall notify the Buyer immediately of any damage, destruction or malfunction relating to the Rittman Equipment;

(i) CMG agrees to take all such actions as are within its power to control and to use reasonable efforts to cause other actions to be taken which are or are not within its power to control so as to ensure compliance with any conditions set forth herein and/or in the Purchase Agreement upon its execution which are for the benefit of the Buyer (without any obligation to expend funds);

(j) During the Transition Period, CMG shall not do or omit to do any act or permit any act or omission to act, which will have a material adverse effect on the Rittman Assets (without any obligation to expend funds); and

(k) During the Wind-Up Period, the Buyer may place orders at prevailing market rates for Product from the Rittman Mill in order to transition customers of the Rittman Mill to Buyer, with respect to orders received by Buyer after the date of the signing of the Purchase Agreement, at volumes to be determined upon consultation between the Buyer and Seller, with such Product to be paid for by Buyer. Such orders will compete with and be a part of the New Orders and will not be given priority over any Product built for the Caraustar Parties’ ordinary sales requirements through December 31, 2006.

ARTICLE II

TRANSFER OF RITTMAN EQUIPMENT

During the Dismantling and Removal Period, CMG shall take all necessary steps (without any obligation to expend funds) as required in order to permit the Buyer to remove the Rittman Equipment at the Buyer’s expense.

Following the Closing, the Buyer shall be entitled to prominently mark and plate the Rittman Equipment as property of the Buyer. During the Transition Period, upon reasonable notice and during normal business hours, CMG shall allow access to the Buyer to the Rittman Equipment, from time to time, to verify the condition of any such Rittman Equipment.

CMG shall ensure that electricity, heating and other required utilities, during the Dismantling and Removal Period and anything else reasonably necessary to render the Rittman Equipment functional and/or to protect the Rittman Equipment as required by the Buyer shall be available or provided to the Buyer at the Buyer’s expense. Except as provided in the immediately succeeding sentences, CMG acknowledges and agrees that the Buyer is under no obligation to make any repairs to the Rittman Mill which may be necessary following the removal of the Rittman Equipment or to fill in any pits or to return the Rittman Mill to base building standard. Notwithstanding the foregoing, the Buyer shall be liable for any property damage to the Rittman Mill caused by the Buyer as a result of its physical removal of any of the Rittman Equipment to the extent caused by the Buyer’s negligence or the negligence of any agent or contractor of the Buyer. To the extent Buyer determines that certain property damage described in the immediately preceding sentence is necessary to remove the Rittman Equipment, Buyer shall proceed to remove such Rittman Equipment only after consultation with CMG.

ARTICLE III

ACCESS

CMG shall permit the Buyer and its employees and advisors between the date hereof and the end of the Transition Period to have access to the Rittman Equipment, provided that the Buyer or its employees or advisors are accompanied by an authorized representative of CMG, during normal business hours, upon reasonable request, and to:

(a) have access to all documents, contracts and agreements, books, records and other documents in its possession or under its control relating to the Rittman Equipment;

(b) have access, upon the prior approval of CMG, to the personnel employed by CMG and to have access to and to inspect the Rittman Equipment, it being agreed that the exercise of any rights of access or inspection by or on behalf of the Buyer under this clause shall not affect or mitigate the covenants, representations and warranties of CMG hereunder and under the Purchase Agreement upon its execution which shall continue in full force and effect as provided hereunder and under the Purchase Agreement; and,

(c) have access to all things reasonable and necessary in order to transfer the Rittman Assets to the Buyer.

ARTICLE IV

LIMITATION OF LIABILITY

Buyer’s sole and exclusive remedy for any defect or error in the services provided under this Agreement shall be the re-performance or substitution of such services. The Caraustar Parties shall not be liable to the Buyer or any other party under any legal theory for direct, incidental, consequential, punitive, special or exemplary damages or damages for lost or expected profits or diminution of value, arising out of or relating to this Agreement.

ARTICLE V

GENERAL PROVISIONS

(a) The provisions of Article XII of the Purchase Agreement are hereby incorporated by reference in this Agreement in all respects as though fully set forth herein. In the event of a conflict between any provision contained herein and a provision of the Purchase Agreement, the provision of the Purchase Agreement shall supersede and replace such conflicting provision of this Agreement.

(b) This Agreement shall terminate in its entirety if the Exercise Notice (as defined in the Option Agreement) is not received by the Caraustar Parties by the earlier of 15 days after the Wind-Up Termination Notice and 120 days after the date hereof.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and date first above written.

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	EVP and Chief Financial Officer

CARAUSTAR MILL GROUP, INC.

By:	/s/ Ronald J. Domanico
Title:
Name:	Ronald J. Domanico

CASCADES BOXBOARD GROUP - CONNECTICUT LLC

By:	/s/ Eric LaFlamme
Name:	Eric LaFlamme
Title:	President and CEO